Exhibit 99.1

QTS REPORTS THIRD QUARTER 2016 OPERATING RESULTS

OVERLAND PARK, Kan. – October 25, 2016 – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the third quarter ended September 30, 2016.

Third Quarter Highlights

•

Reported net income of $6.5 million in the third quarter of 2016, a decrease of 20.6% compared to the third quarter of 2015. Net income was $0.12 per basic and diluted share for the third quarter of 2016, compared to net income per basic and diluted share of $0.17 for the third quarter of 2015.

•

Reported Operating FFO of $37.4 million in the third quarter of 2016, an increase of 26.5% compared to Operating FFO of $29.5 million in the third quarter of 2015. Operating FFO in the third quarter of 2016 and 2015 included a tax benefit of $3.1 million and $1.4 million, respectively. Operating FFO for the third quarter of 2016 on a fully diluted per share basis was $0.67 per share, an increase of 10.0% compared to Operating FFO per share of $0.61 for the third quarter of 2015. Reported FFO of $35.0 million in the third quarter of 2016, an increase of 19.7% compared to FFO of $29.3 million in the third quarter of 2015. On a fully diluted per share basis, FFO was $0.63 for the third quarter of 2016 compared to $0.60 in 2015, an increase of 4.8%.

•	Reported Adjusted EBITDA of $47.3 million in the third quarter of 2016, an increase of 20.9% compared to the third quarter of 2015.

•	Reported NOI of $64.6 million in the third quarter of 2016, an increase of 14.4% compared to the third quarter of 2015.

•	Reported total revenues of $103.5 million recognized in the third quarter of 2016, an increase of 16.4% compared to the third quarter of 2015.

“We are pleased that our integrated technology services platform continues to differentiate QTS in the market and drive our success, as our mega-scale facilities enable our customers flexibility and scalability supporting attractive returns on capital,” said Chad Williams, Chairman and CEO of QTS.

Williams added, “We are also excited about the expansion of our footprint, with our first full quarter of our newest Chicago and Piscataway facilities already contributing to our strong leasing results.”

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1 QTS Q3 Earnings 2016	Contact: IR@qtsdatacenters.com

Financial Results

Net income recognized in the third quarter of 2016 was $6.5 million ($0.12 per basic and diluted share), which included approximately $3.5 million of transaction and integration costs and $4.2 million of income tax benefit, compared to net income of $8.2 million ($0.17 per basic and diluted share) recognized in the third quarter of 2015, which also included approximately $1.5 million of transaction and integration costs and $2.6 million of income tax benefit.

QTS generated Operating FFO of $37.4 million, or $0.67 per fully diluted share, in the third quarter of 2016, which includes a tax benefit of approximately $3.1 million, and compares to Operating FFO of $29.5 million, or $0.61 per share, for the third quarter of 2015, which included a tax benefit of approximately $1.4 million. The current quarter’s Operating FFO represents an increase of approximately 26.5% compared to the prior year, and a 10.0% increase on a per share basis.

Additionally, QTS generated $47.3 million of Adjusted EBITDA in the third quarter of 2016, an increase of 20.9% compared to $39.1 million for the third quarter of 2015.

QTS generated total revenues of $103.5 million in the third quarter of 2016, an increase of 16.4% compared to $88.9 million in the third quarter of 2015. MRR as of September 30, 2016 was $29.8 million, an increase of 13.6% compared to MRR as of September 30, 2015 of $26.2 million.

Leasing Activity

During the third quarter of 2016, QTS entered into customer leases representing approximately $14.5 million of incremental annualized rent, net of downgrades, which is a 55% increase over the prior four quarter average net leasing activity. This growth was driven by the C1 and C2/C3 aspects of the QTS platform. Pricing of deals signed during the quarter was slightly above the prior four quarter average primarily due to higher C1 pricing and a larger mix of C2/C3 deals during the quarter.

During the third quarter of 2016, QTS renewed leases with a total annualized rent of $10.7 million at an average rent per square foot of $1,204, which was 0.8% higher than the annualized rent prior to their respective renewals. The Company defines renewals as leases for which the customer retains the same amount of space before and after renewal. There is variability in the Company’s renewal rates based on the mix of product types renewed, and renewal rates are expected to increase in the low to mid-single digits. Rental churn (which the Company defines as MRR lost to a customer intending to fully exit the platform compared to total MRR at the beginning of the period) was 1.1% for the third quarter of 2016 and 4.8% for the nine months ended September 30, 2016.

During the third quarter of 2016, average pricing on QTS commenced customer leases (which includes new customers and also existing customers that renewed their lease term) increased to $746 per square foot compared to the prior four quarter average of $611 per square foot due. The increase was attributable to a mix of slightly smaller C1 customers and more cloud and managed services being attached to C2/C3 commencements.

As of September 30, 2016, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of September 30, 2016) was approximately $4.2 million, or $50.8 million of annualized rent, and compares to $49.1 million at June 30, 2016. The booked-not-billed balance is expected to contribute an incremental $2.5 million to revenue in 2016 (representing $14.1 million in annualized revenues), an incremental $12.1 million in 2017 (representing $20.3 million in annualized revenues), and an incremental $16.5 million in annualized revenues thereafter.

Development, Redevelopment, and Acquisitions

During the third quarter of 2016, the Company brought online approximately 3 megawatts of gross power and approximately 14,000 net rentable square feet (“NRSF”) of raised floor and various portions of customer specific capital at an aggregate cost of approximately $56 million which was largely driven by early investment in our newest Chicago facility. In addition, during the third quarter of 2016, the Company continued redevelopment of the Dallas-Fort Worth, Atlanta-Metro, Richmond and Chicago facilities to have space ready for customers later in 2016 and forward.  The

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2 QTS Q3 Earnings 2016	Contact: IR@qtsdatacenters.com

Company expects to bring approximately 32,000 raised floor NRSF into service in the fourth quarter of 2016 at an aggregate cost of approximately $58 million.

Balance Sheet and Liquidity

As of September 30, 2016, the Company’s total debt balance net of cash and cash equivalents was $862.1 million, resulting in a debt to annualized Adjusted EBITDA of 4.6x. This ratio continues to be impacted by various portions of the Company’s portfolio that were placed into service in the third quarter of 2016 which have not yet produced a stabilized Adjusted EBITDA. In addition, the Company incurred costs included in construction in progress related to revenue which will begin to ramp in the remainder of 2016 and into 2017 associated with the Company’s booked-not-billed backlog of $50.8 million in annualized rent.

As of September 30, 2016, the Company had total available liquidity of approximately $380 million which was comprised of $368 million of available capacity under the Company’s unsecured revolving credit facility and approximately $12 million of cash and cash equivalents.

2016 Guidance

The Company is raising its 2016 guidance for Adjusted EBITDA, Operating FFO and Operating FFO per share. The Company now expects Adjusted EBITDA of $181 million to $187 million, Operating FFO of $139 million to $143 million, and Operating FFO per share of $2.57 to $2.65. The Company now expects Capital Expenditures, excluding acquisitions, of approximately $300 million for 2016 and continues to anticipate Adjusted EBITDA margin to approach 47.0% over the next few years. The Company is also lowering its churn guidance from 5-8% to 5-7% for 2016.

This guidance does not contemplate any acquisitions or dispositions, other than those which have already been disclosed.  The guidance also incorporates approximately $7 million of estimated Operating FFO affecting tax benefit recognized in 2016.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

Conference Call Details

The Company will host a conference call and webcast on October 26, 2016, at 10:00 a.m. Eastern time (9:00 a.m. Central time) to discuss its financial results, current business trends and market conditions.

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 6876189# and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of secure, compliant data center solutions, hybrid cloud and fully managed services. QTS’ integrated technology service platform of custom data center (C1), colocation (C2) and cloud and managed services (C3) provides flexible, scalable, secure IT solutions for web and IT applications. QTS’ Critical Facilities Management (CFM) provides increased efficiency and greater performance for third-party data center owners and operators. QTS owns, operates or manages 24 data centers and supports more than 1,000 customers in North America, Europe and Asia Pacific.

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3 QTS Q3 Earnings 2016	Contact: IR@qtsdatacenters.com

QTS Investor Relations Contact

Stephen Douglas – Vice President – Investor Relations and Strategic Planning

Jeff Berson – Chief Investment Officer

William Schafer – Chief Financial Officer

ir@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of the statements regarding anticipated growth in funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; global, national and local economic conditions; risks related to the Company’s international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business, including data centers acquired in the Company’s acquisition of Carpathia Hosting, Inc.; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of leases by customers; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other periodic reports the Company files with the Securities and Exchange Commission.

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4 QTS Q3 Earnings 2016	Contact: IR@qtsdatacenters.com

Combined Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2016	2015
	(unaudited)
ASSETS
Real Estate Assets
Land	$73,968	$57,112
Buildings, improvements and equipment	1,449,376	1,180,386
Less: Accumulated depreciation	(295,879)	(239,936)
	1,227,465	997,562

Construction in progress	320,650	345,655
Real Estate Assets, net	1,548,115	1,343,217
Cash and cash equivalents	11,769	8,804
Rents and other receivables, net	34,192	28,233
Acquired intangibles, net (1) (2)	135,306	115,702
Deferred costs, net (3) (4)	35,714	30,042
Prepaid expenses	9,835	6,502
Goodwill (1)	173,843	181,738
Other assets, net (5)	37,813	33,101
TOTAL ASSETS	$1,986,587	$1,747,339

LIABILITIES
Unsecured credit facility, net (4)	$529,395	$520,956
Senior notes, net of discount and debt issuance costs (4)	291,842	290,852
Capital lease and lease financing obligations	41,825	49,761
Accounts payable and accrued liabilities	84,053	95,924
Dividends and distributions payable	19,653	15,378
Advance rents, security deposits and other liabilities	20,655	18,798
Deferred income taxes (1)	16,018	18,813
Deferred income	18,403	16,991
TOTAL LIABILITIES	1,021,844	1,027,473

EQUITY

Common stock, $0.01 par value, 450,133,000 shares authorized, 47,857,646 and 41,225,784 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	479	412
Additional paid-in capital	930,128	670,275
Accumulated dividends in excess of earnings	(85,378)	(52,732)
Total stockholders’ equity	845,229	617,955
Noncontrolling interests	119,514	101,911
TOTAL EQUITY	964,743	719,866
TOTAL LIABILITIES AND EQUITY	$1,986,587	$1,747,339

(1)

During the second quarter of 2016, the purchase price allocation associated with the acquisition of Carpathia Hosting, Inc. (“Carpathia”) was finalized.  The primary adjustments to the purchase price allocation made during the first and second quarters of 2016 consisted of a $14.7 million increase in intangible assets, a $6.0 million increase in deferred tax liability and a reduction in goodwill of $7.9 million.

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5 QTS Q3 Earnings 2016	Contact: IR@qtsdatacenters.com

(2)	The 2016 acquisition of the Piscataway, NJ facility contributed $17.3 million to net acquired intangibles as of September 30, 2016.
(3)

As of September 30, 2016 and December 31, 2015, deferred costs, net included $5.1 million and $6.3 million of deferred financing costs net of amortization, respectively, and $30.6 million and $23.8 million of deferred leasing costs net of amortization, respectively.

(4)

Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $8.9 million and $10.2 million at September 30, 2016 and December 31, 2015, respectively, have been netted against the related debt liability line items for both periods presented, as required by recently issued accounting guidance.

(5)

As of September 30, 2016 and December 31, 2015, other assets, net included $29.8 million and $25.9 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.

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6 QTS Q3 Earnings 2016	Contact: IR@qtsdatacenters.com

Combined Consolidated Statements of Operations and Comprehensive Income

(unaudited and in thousands except share and per share data)

The following financial data for the three and nine months ended September 30, 2016 includes the operating results of the Piscataway facility for the period June 6, 2016 (the date the Company acquired the facility) through September 30, 2016.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Revenues:
Rental	$77,005	$71,670	$62,744	$217,101	$164,270
Recoveries from customers	8,703	6,168	6,158	20,306	17,404
Cloud and managed services	16,243	17,015	18,573	52,148	32,588
Other (1)	1,514	3,834	1,415	7,365	4,131
Total revenues	103,465	98,687	88,890	296,920	218,393
Operating expenses:
Property operating costs	36,288	32,646	30,925	100,715	72,292
Real estate taxes and insurance	2,566	2,020	1,462	6,326	4,421
Depreciation and amortization	32,699	30,355	24,486	91,693	58,791
General and administrative (2)	19,942	21,608	19,440	61,836	47,893
Transaction and integration costs (3)	3,465	3,833	1,482	9,385	6,256
Total operating expenses	94,960	90,462	77,795	269,955	189,653

Operating income	8,505	8,225	11,095	26,965	28,740

Other income and expense:
Interest income	1	2	1	3	2
Interest expense	(6,179)	(4,874)	(5,418)	(17,034)	(15,559)
Other income/(expense), net (4)	1	-	-	1	(83)
Income before taxes	2,328	3,353	5,678	9,935	13,100
Tax benefit of taxable REIT subsidiaries (5)	4,210	2,454	2,560	9,269	5,695
Net income	6,538	5,807	8,238	19,204	18,795
Net income attributable to noncontrolling interests (6)	(808)	(707)	(1,229)	(2,485)	(3,072)
Net income attributable to QTS Realty Trust, Inc.	$5,730	$5,100	$7,009	$16,719	$15,723

Net income per share attributable to common shares:
Basic	$0.12	$0.11	$0.17	$0.37	$0.43
Diluted	0.12	0.10	0.17	0.36	0.43

Weighted average common shares outstanding:
Basic	47,854,516	47,783,093	40,994,387	45,651,421	36,354,738
Diluted	55,687,665	55,574,545	48,733,417	53,420,326	44,181,583

(1)

Other revenue – Includes straight line rent, sales of scrap metals and other unused materials and various other income items. Straight line rent was $1.5 million, $3.5 million and $1.5 million for the three months ended September 30, 2016, June 30, 2016 and September 30, 2015, respectively.  Straight line rent was $6.9 million and $3.3 million for the nine months ended September 30, 2016 and 2015, respectively.

(2)

General and administrative expenses – Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 19.3%, 21.9%, and 21.9% of total revenues for the three month periods ended September 30, 2016, June 30, 2016 and September 30, 2015, respectively.  General and administrative expenses were 20.8% and 21.9% of total revenues for the nine month periods ended month periods ended September 30, 2016 and 2015, respectively.

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7 QTS Q3 Earnings 2016	Contact: IR@qtsdatacenters.com

(3)

Transaction and integration costs – For the three month periods ended September 30, 2016 and September 30, 2015, the Company recognized $0.1 million and $0.1 million, respectively, in transaction costs related to the examination of actual and potential acquisitions.  Transaction costs were $1.0 million and $4.5 million for the nine months ended September 30, 2016 and 2015, respectively.  The Company also recognized $3.4 million, $3.0 million and $1.4 million in integration costs for the three month periods ended September 30, 2016, June 30, 2016 and September 30, 2015.  These costs include various costs to integrate QTS and Carpathia, including consulting fees, costs to consolidate office space and costs which are currently duplicated but will be eliminated in the near future.  Integration costs were $8.4 million and $1.8 million for the nine months ended September 30, 2016 and 2015, respectively.

(4)	Other expense, net – Generally includes write offs of unamortized deferred financing costs associated with the early extinguishment of certain debt instruments.
(5)

Tax benefit of taxable REIT subsidiaries – For the three months ended September 30, 2016, June 30, 2016 and September 30, 2015, the Company recorded a tax benefit of $4.2 million, $2.5 million and $2.6 million, respectively.  The current year amounts related to recorded operating losses which include certain transaction and integration costs.  The prior year amount related to the reversal of valuation allowances of deferred tax assets, aggregating approximately $3.2 million, which was a result of the purchase of Carpathia.  The Company recorded $9.3 million and $5.7 million in tax benefits for the nine months ended September 30, 2016 and 2015, respectively.

(6)

Noncontrolling interest – The noncontrolling ownership interest of QualityTech, LP was 12.4% and 14.3% as of September 30, 2016 and 2015, respectively, with the decrease primarily attributable to the equity issuance in April 2016.

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8 QTS Q3 Earnings 2016	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to FFO, Operating FFO & Adjusted Operating FFO

(unaudited and in thousands except per share data)

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate-related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between the Company and these other REITs. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs and bond discount, non-real estate depreciation, straight line rent adjustments, taxes and non-cash compensation. Adjusted Operating FFO is a non-GAAP measure that is used as a supplemental performance measure and to provide additional information to users of the financial statements.

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO is presented below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
FFO
Net income	$6,538	$5,807	$8,238	$19,204	$18,795
Real estate depreciation and amortization	28,493	26,409	21,022	79,771	51,649
FFO	35,031	32,216	29,260	98,975	70,444

Write off of unamortized deferred finance costs	-	-	-	-	83
Integration costs	3,355	3,026	1,360	8,434	1,783
Transaction costs	110	807	122	951	4,473
Tax benefit associated with transaction and integration costs	(1,136)	(1,183)	(1,206)	(3,067)	(1,206)
Non-cash reversal of deferred tax asset valuation allowance	-	-	-	-	(3,175)
Operating FFO *	37,360	34,866	29,536	105,293	72,402

Maintenance Capex	(1,731)	(380)	(1,408)	(2,446)	(2,034)
Leasing commissions paid	(4,402)	(3,388)	(3,005)	(13,597)	(9,871)
Amortization of deferred financing costs and bond discount	879	877	849	2,633	2,552
Non real estate depreciation and amortization	4,207	3,946	3,463	11,923	7,086
Straight line rent revenue and expense and other	(957)	(3,243)	(479)	(5,810)	(2,004)
Tax benefit from operating results	(3,075)	(1,271)	(1,354)	(6,203)	(1,354)
Equity-based compensation expense	2,637	3,200	2,068	7,887	5,206
Adjusted Operating FFO *	$34,918	$34,607	$29,670	$99,680	$71,983

Fully diluted weighted average shares	55,688	55,575	48,733	53,420	44,182
Operating FFO per share	$0.67	$0.63	$0.61	$1.97	$1.64

*

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

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9 QTS Q3 Earnings 2016	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to EBITDA and Adjusted EBITDA

(unaudited and in thousands)

The Company calculates EBITDA as net income (loss) adjusted to exclude interest expense and interest income, provision (benefit) for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company believes that EBITDA is another metric that is often utilized to evaluate and compare the Company’s ongoing operating results between periods and between REITs. In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which the Company refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, equity-based compensation expense, restructuring costs and gain (loss) on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
EBITDA and Adjusted EBITDA
Net income	$6,538	$5,807	$8,238	$19,204	$18,795
Interest expense	6,179	4,874	5,418	17,034	15,559
Interest income	(1)	(2)	(1)	(3)	(2)
Tax benefit of taxable REIT subsidiaries	(4,210)	(2,454)	(2,560)	(9,269)	(5,695)
Depreciation and amortization	32,699	30,355	24,486	91,693	58,791
EBITDA	41,205	38,580	35,581	118,659	87,448

Write off of unamortized deferred finance costs	-	-	-	-	83
Equity-based compensation expense	2,637	3,200	2,068	7,887	5,206
Integration costs	3,355	3,026	1,360	8,434	1,783
Transaction costs	110	807	122	951	4,473
Adjusted EBITDA	$47,307	$45,613	$39,131	$135,931	$98,993

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10 QTS Q3 Earnings 2016	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to Net Operating Income (NOI)

(unaudited and in thousands)

The Company calculates net operating income (“NOI”) as net income (loss), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate. A reconciliation of net income to NOI is presented below:

	Three Months Ended				Nine Months Ended
	September 30,	June 30,	September 30,		September 30,
	2016	2016	2015		2016	2015
Net Operating Income (NOI)
Net income	$6,538	$5,807	$8,238		$19,204	$18,795
Interest expense	6,179	4,874	5,418		17,034	15,559
Interest income	(1)	(2)	(1)		(3)	(2)
Depreciation and amortization	32,699	30,355	24,486		91,693	58,791
Write off of unamortized deferred finance costs	-	-	-	-	-	83
Tax benefit of taxable REIT subsidiaries	(4,210)	(2,454)	(2,560)		(9,269)	(5,695)
Integration costs	3,355	3,026	1,360		8,434	1,783
Transaction costs	110	807	122		951	4,473
General and administrative expenses	19,942	21,608	19,440		61,836	47,893
NOI (1)	$64,612	$64,021	$56,503		$189,880	$141,680
Breakdown of NOI by facility:
Atlanta-Metro data center	$20,030	$20,885	$17,964		$60,887	$51,605
Atlanta-Suwanee data center	11,051	11,272	10,376		33,823	30,600
Santa Clara data center	2,961	3,653	3,615		10,378	10,566
Richmond data center	7,850	7,976	5,340		22,428	14,528
Sacramento data center	1,780	2,140	1,870		5,842	5,641
Princeton data center	2,468	2,356	2,331		7,180	6,990
Dallas-Fort Worth data center	5,118	3,914	1,532		11,656	3,743
Leased data centers acquired in 2015	10,487	10,035	12,460		31,937	14,710
Piscataway data center (2)	2,086	670	-		2,756	-
Other facilities	781	1,120	1,015		2,993	3,297
NOI (1)	$64,612	$64,021	$56,503		$189,880	$141,680

(1)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all entities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue.  These allocated charges aggregated to $5.2 million, $5.1 million and $4.9 million for the three month periods ended September 30, 2016,  June 30, 2016 and September 30, 2015, respectively, and $15.3 million and $10.0 million for the nine month periods ended September 30, 2016 and 2015, respectively.

(2)	Includes results of the Piscataway facility for the period June 6, 2016 through September 30, 2016.

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11 QTS Q3 Earnings 2016	Contact: IR@qtsdatacenters.com

Reconciliations of Total Revenues to Recognized MRR in the period and MRR at period end

(unaudited and in thousands)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date, unless otherwise specifically noted. The Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from customer leases. A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Recognized MRR in the period
Total period revenues (GAAP basis)	$103,465	$98,687	$88,890	$296,920	$218,393
Less: Total period recoveries	(8,703)	(6,168)	(6,158)	(20,306)	(17,404)
Total period deferred setup fees	(2,377)	(2,256)	(1,477)	(6,536)	(4,135)
Total period straight line rent and other	(3,697)	(5,757)	(2,959)	(13,722)	(8,221)
Recognized MRR in the period	88,688	84,506	78,296	256,356	188,633

MRR at period end
Total period revenues (GAAP basis)	$103,465	$98,687	$88,890	$296,920	$218,393
Less: Total revenues excluding last month	(69,427)	(64,520)	(59,455)	(262,882)	(188,958)
Total revenues for last month of period	34,038	34,167	29,435	34,038	29,435
Less: Last month recoveries	(2,398)	(2,805)	(1,661)	(2,398)	(1,661)
Last month deferred setup fees	(828)	(756)	(269)	(828)	(269)
Last month straight line rent and other	(1,034)	(1,734)	(1,291)	(1,034)	(1,291)
MRR at period end	$29,778	$28,872	$26,214	$29,778	$26,214

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12 QTS Q3 Earnings 2016	Contact: IR@qtsdatacenters.com